Exhibit 77C

A Special Meeting of Shareholders of Schwab Strategic Trust (the Trust) was held on December 11, 2015, for the purpose of seeking shareholder approval to elect the following individuals as trustees of the Trust:
Walter W. Bettinger II, Marie A. Chandoha, Joseph R. Martinetto,
Robert W. Burns, John F. Cogan, Stephen T. Kochis, David L. Mahoney, Kiran M. Patel, Kimberly S. Patmore, Charles A. Ruffel,
Gerald B. Smith, and Joseph H. Wender.
The number of votes necessary to conduct the Special Meeting and approve the proposal was obtained. The results of the shareholder vote are listed below:

Proposal To elect each of the following individuals as trustees of the Trust:

			For			Withheld

Walter W. Bettinger II
	692,669,185.464		115,543,246.417

Marie Chandoha
		792,077,989.887
16,134,441.994

Joseph R. Martinetto
791,795,082.163
		16,417,349.718

Robert W. Burns
		792,580,288.687
		15,632,143.194

John F. Cogan
		760,202,566.290
		48,009,865.591

Stephen T. Kochis
791,955,734.563
16,256,697.318

David L. Mahoney
790,582,269.572
17,630,162.309

Kiran M. Patel
791,333,584.438
16,878,847.443

Kimberly S. Patmore
792,462,618.902
		15,749,812.979

Charles A. Ruffel
	792,425,735.968
		15,786,695.913

Gerald B. Smith
		791,728,903.579
		16,483,528.302

Joseph H. Wender
790,699,630.035
		17,512,801.846